American Funds Emerging Markets Bond Fund
June 30, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$2,448
Class C	$49
Class T*	$-
Class F-1	$79
Class F-2	$533
Class F-3	$14
Total	$3,123
Class 529-A	$34
Class 529-C	$7
Class 529-E	$3
Class 529-T*	$-
Class 529-F-1	$6
Class R-1	$2
Class R-2	$9
Class R-2E	$1
Class R-3	$3
Class R-4	$2
Class R-5	$1
Class R-5E	$1
Class R-6	$2
Total	$71
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.3013
Class C	$0.2644
Class T	$0.1490
Class F-1	$0.2987
Class F-2	$0.3087
Class F-3	$0.2718
Class 529-A	$0.2965
Class 529-C	$0.2645
Class 529-E	$0.2942
Class 529-T	$0.1475
Class 529-F-1	$0.3113
Class R-1	$0.2779
Class R-2	$0.2802
Class R-2E	$0.3180
Class R-3	$0.2951
Class R-4	$0.3093
Class R-5E	$0.3182
Class R-5	$0.3161
Class R-6	$0.3108
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	11,269
Class C	349
Class T	1
Class F-1	446
Class F-2	2,663
Class F-3	192
Total	14,920
Class 529-A	169
Class 529-C	38
Class 529-E	13
Class 529-T	1
Class 529-F-1	47
Class R-1	9
Class R-2	38
Class R-2E	2
Class R-3	17
Class R-4	8
Class R-5	4
Class R-5E	2
Class R-6	8
Total	356
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.34
Class C	$10.34
Class T	$10.34
Class F-1	$10.34
Class F-2	$10.34
Class F-3	$10.34
Class 529-A	$10.34
Class 529-C	$10.34
Class 529-E	$10.34
Class 529-T	$10.34
Class 529-F-1	$10.34
Class R-1	$10.34
Class R-2	$10.34
Class R-2E	$10.34
Class R-3	$10.34
Class R-4	$10.34
Class R-5E	$10.34
Class R-5	$10.34
Class R-6	$10.34
* Amount less than one thousand